EXHIBIT 10.111
August 18, 2006
The MEGA Life and Health Insurance Company
9151 Grapevine Highway
North Richland Hills, Texas 76180

Attn:	William J. Gedwed
Chairman
Dear Mr. Gedwed:
This letter confirms the understanding and agreement (“Agreement”) between The Blackstone Group L.P. (“Blackstone”) and The MEGA Life and Health Insurance Company (the “Company”) regarding the retention of Blackstone and its affiliates, successors and assigns, as appropriate, by the Company as its exclusive financial advisor for the purposes set forth herein.
Under this Agreement, Blackstone will provide financial advisory services to the Company and the Company’s affiliates in connection with a Transaction and will assist the Company and the Company’s affiliates in analyzing, structuring, negotiating and effecting the Transaction pursuant to the terms and conditions of this Agreement. As used in this Agreement, “Transaction” means, whether in one or a series of transactions, the sale, transfer or other disposition, directly or indirectly, of all or a significant portion of the business, assets or securities of the Star HRG division of the Company (“Star HRG”) and/or the Student Insurance division of the Company (“Student Insurance”), collectively the “Divisions”, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture or otherwise, co-insurance or reinsurance transaction, or any other extraordinary corporate transaction involving the Divisions.
In connection with its engagement, Blackstone agrees to:
(a)	provide advisory services, including a general business and financial analysis, transaction feasibility analysis and pricing analysis of the Transaction;

(b)	provide advice with respect to the structure of the consideration to be received in the Transaction;

(c)	develop a list of potential purchasers for the Transaction and consult with the Company from time to time as to such potential purchasers;

(d)	assist in negotiations and develop a general Transaction strategy; and

The MEGA Life and Health Insurance Company
August 18, 2006

(e)	provide other financial advisory services which may be customarily rendered in connection with the Transaction.
Upon the consummation of any Transaction, the Company agrees to pay Blackstone 1.00% of the Consideration (as defined below) involved in the Transaction for its financial advisory services.
Compensation attributable to that part of the Consideration that is contingent upon the occurrence of some future event shall be paid when such contingent payments are made.
In this Agreement, “Consideration” means the gross value of all cash, securities and other properties paid or payable, directly or indirectly, in one transaction or in a series or combination of transactions, in connection with the Transaction or a transaction related thereto (including, without limitation, amounts paid (A) pursuant to covenants not to compete or similar arrangements and (B) to holders of any warrants, stock purchase rights, convertible securities or similar rights and to holders of any options or stock appreciation rights, whether or not vested). Consideration shall also specifically include the value of any buyer or installment note and, for the avoidance of doubt, the principal amount of any such note shall not be considered contingent consideration. Consideration shall also include the value of any long-term liabilities (including the principal amount of any indebtedness for borrowed money, preferred stock obligations, any pension liabilities and guarantees) indirectly or directly assumed or acquired, or otherwise repaid or retired, in connection with or in anticipation of the Transaction. Consideration shall include all amounts paid into escrow and all contingent payments payable in connection with the Transaction, with fees on amounts paid into escrow to be payable upon the unconditional release to the Company or to an Affiliate of the Company of such funds from escrow and fees on contingent payments to be payable when such contingent payments are made. If the Consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such Consideration is paid. Consideration shall exclude the impact of payments made to fund inadequate reserves under any co-insurance agreements.
For purposes of this Agreement, the value of any securities (whether debt or equity) or other property paid or payable as part of the Consideration shall be determined as follows: (1) the value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the public announcement of the Transaction; and (2) the value of securities that are not freely tradable or have no established public market or, if the Consideration utilized consists of property other than securities, the value of such other property shall be the fair market value thereof as mutually agreed by the parties hereto. Notwithstanding the foregoing, the value of any buyer or installment note shall be the principal amount of any such note.
In addition to any fees that may be payable to Blackstone under this Agreement, the Company agrees to reimburse Blackstone, upon request made from time to time, for Blackstone’s reasonable out-of-pocket expenses incurred in connection with the services rendered by Blackstone hereunder (including, without limitation, travel and lodging, data, word processing, graphics and communication charges, research costs, courier services and fees, expenses and disbursements of any legal counsel retained by Blackstone).
The Company agrees that at the closing of the Transaction it will effect a wire transfer to Blackstone of all fees payable to Blackstone under the Agreement that have not previously been paid, as well as all out-of-pocket expenses incurred by Blackstone through the closing date in connection with its services rendered hereunder that have not previously been reimbursed by the Company.

The MEGA Life and Health Insurance Company
August 18, 2006

In order to coordinate efforts on behalf of the Company and the Company’s Affiliates, during the period of Blackstone’s engagement, neither the Company nor its management will initiate any discussion looking to a potential Transaction except with the assistance of Blackstone or upon the prior notice to Blackstone. In the event that the Company or its management receives an inquiry concerning a potential Transaction, they will promptly inform Blackstone of such inquiry in order that Blackstone can assess such inquiry and assist the Company in any resulting negotiations.
The Company will furnish or cause to be furnished to Blackstone such information as Blackstone believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification, and (d) will not make an appraisal of any assets in connection with its assignment.
Except as contemplated by the terms hereof or as required by applicable law or legal process, Blackstone shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information, the Company’s interest in a Transaction or the subject matter of this Agreement to any third party or to any of its employees or advisors.
In the event that confidential information belonging to the Company is stored electronically on Blackstone’s computer systems, Blackstone shall not be liable for any damages resulting from unauthorized access, misuse or alteration of such information by persons not acting on its behalf, provided that Blackstone exercises the same degree of care in protecting the confidentiality of, and in preventing unauthorized access to, the Company’s information that it exercises with regard to its own most sensitive proprietary information.
Except as required by applicable law, any advice to be provided by Blackstone under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of Blackstone. In addition, Blackstone may not be otherwise publicly referred to without its prior written consent. All services, advice, information and reports provided by Blackstone to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.
In the event that Blackstone is requested or authorized by you or required by government regulation, subpoena or other legal process to produce documents, or to make its current or former personnel available as witnesses at deposition or trial, arising as a result of or in connection with Blackstone’s engagement for the Company, the Company will, so long as Blackstone is not a party to the proceeding in which the information is sought, pay Blackstone the reasonable fees and expenses of its counsel incurred in responding to such a request. Nothing in this paragraph shall affect in any way the Company’s obligations pursuant to the separate indemnification agreement attached hereto.

The MEGA Life and Health Insurance Company
August 18, 2006

The Company acknowledges and agrees that Blackstone has been retained to act solely as financial advisor to the Company and may be retained, under the circumstances herein contemplated, to act as placement agent. In such capacities, Blackstone shall act as an independent contractor, and any duties of Blackstone arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. Because Blackstone will be acting on the Company’s behalf in this capacity, it is customary for us to receive indemnification. A copy of Blackstone’s standard form of indemnification agreement is attached to this Agreement as Attachment A.
Blackstone’s engagement hereunder may be terminated upon 10 days’ written notice without cause by either the Company or Blackstone; termination for cause by either party will occur forthwith. Notwithstanding the foregoing, the provisions relating to (i) the payment of fees and expenses accrued through the date of termination, (ii) the disclosure of Blackstone services, advice, information and reports, (iii) the status of Blackstone as an independent contractor, (iv) the limitation on to whom Blackstone shall owe any duties and (v) waivers of the right to trial by jury will survive any such termination, and any such termination shall not affect the Company’s obligations under the indemnification agreement attached as Attachment A. Blackstone will be entitled to the Transaction Fee set forth above in the event that at any time prior to the expiration of 12 months after such termination a definitive agreement with respect to a Transaction is executed and a Transaction is thereafter consummated.
The Company does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, nor is it a prohibited party according to other U.S. government regulatory or enforcement agencies.
The Company acknowledges that Blackstone may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Blackstone has acted as the financial advisor to the Company in connection with the Transaction.
Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of Blackstone Group Holdings L.L.C. and its affiliates in their businesses distinct from the corporate advisory business of The Blackstone Group L.P., provided that the confidential information obtained by Blackstone pursuant to this Agreement is not made available to representatives of Blackstone Group Holdings L.L.C. and its affiliates who are not involved in the corporate advisory business of The Blackstone Group L.P.
Blackstone acknowledges and agrees that the terms of this Agreement (including the form of indemnification agreement attached to this Agreement as Attachment A) and the transactions contemplated hereby constitute a transaction between the Company and a “related party,” and, as such, (a) is subject to the prior approval and consent of a majority of the directors of the Company who are not affiliated with Blackstone and (b) is subject to the prior approval of the Oklahoma Insurance Department.
This Agreement (including the attached indemnification agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect or impair such provision or the remaining provisions of this Agreement in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

The MEGA Life and Health Insurance Company
August 18, 2006

The Company hereby agrees that any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder shall be brought and maintained by the Company exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York. The Company irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts from any thereof for the purpose of any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder and irrevocably agrees to be bound by any judgment rendered thereby in connection with such action or proceedings. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that such action or proceeding has been brought in an inconvenient forum and agrees not to plead or claim the same.
The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Blackstone and any person entitled to be indemnified under the indemnification agreement attached hereto as Attachment A.
Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement, engagement or any transaction or conduct in connection herewith, is waived.
Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Blackstone the duplicate copy of this Agreement and the indemnification agreement attached hereto as Attachment A.

Very truly yours,

THE BLACKSTONE GROUP L.P.

By:

Martin Alderson-Smith Senior Managing Director
Accepted and Agreed
to as of the date first
written above:
The MEGA Life and Health Insurance Company

By:

William J. Gedwed
Chairman
Enclosure

ATTACHMENT A
August 18, 2006
The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
INDEMNIFICATION AGREEMENT
Gentlemen:
This letter will confirm that we have engaged The Blackstone Group L.P. (“Blackstone”) to advise and assist us in connection with the matters referred to in our letter of agreement dated as of August 18, 2006 (the “Engagement Letter”). This Indemnification Agreement shall be effective as of April 5, 2006, for all purposes, notwithstanding the subsequent execution of the Engagement Letter on August 18, 2006.
In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an “Indemnified Party”) from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter and will reimburse each Indemnified Party for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone.
If the indemnification provided for in the preceding paragraph is for any reason (other than the gross negligence or willful misconduct of Blackstone as provided above) unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such

The MEGA Life and Health Insurance Company
August 18, 2006

proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter (excluding any amounts paid as reimbursement of expenses).
Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not we or any Indemnified Party are an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent (i) shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of Blackstone or each other Indemnified Party, and (iii) shall not impose any continuing obligations or restrictions on Blackstone or each other Indemnified Party.
Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.
In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.
The foregoing reimbursement, indemnity and contribution obligations of ours under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of ours and such Indemnified Party.
The provisions of this agreement shall apply to the Engagement, as well as any additional engagement of Blackstone by us in connection with the matters which are the subject of the Engagement, and any
2

The MEGA Life and Health Insurance Company
August 18, 2006

modification of the Engagement or additional engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.
This agreement and the Engagement Letter shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

Very truly yours,

The MEGA Life and Health Insurance Company

By:

William J. Gedwed
Chairman
Accepted and Agreed to as of the date first written above.
THE BLACKSTONE GROUP L.P.

By:

Martin Alderson-Smith
Senior Managing Director